Exhibit 99.1


Jury Finds Against Allegheny Technologies Subsidiary in San Diego Lease Dispute

    PITTSBURGH--(BUSINESS WIRE)--March 11, 2004--Allegheny Technologies Incorporated (NYSE:ATI) announced an unfavorable jury verdict in litigation between TDY Industries, Inc., an ATI subsidiary, and the San Diego Unified Port District concerning a lease of property located in San Diego, CA. The jury found in favor of and awarded damages to the Port District. As a result, when ATI files its 2003 Report on Form 10-K on March 15, 2004, ATI's 2003 results will reflect a charge of $22.5 million, which includes the jury award and related costs. The company plans to appeal this verdict.
    TDY Industries' Ryan Aeronautical division had operated at the facility until May 1999, when substantially all of Ryan's business and assets were sold. TDY Industries commenced the suit against the Port District relating to the Port District's failure to consent to subleases of the property. The Port District filed a cross-complaint, alleging breach of contract for failure to pay rent, as well as breach relating to removal of structures from the property. The jury found in favor of the Port District on its claim.
    "We are very surprised and disappointed with the verdict and will be taking action to have the verdict overturned," said Jon Walton, Executive Vice President Chief Legal and Compliance Officer and General Counsel of Allegheny Technologies.

    Allegheny Technologies Incorporated (NYSE:ATI) is one of the largest and most diversified specialty materials producers in the world with revenues of approximately $1.9 billion in 2002. The Company has approximately 8,800 employees world-wide and its talented people use innovative technologies to offer growing global markets a wide range of specialty materials. High-value products include nickel-based and cobalt-based alloys and superalloys, titanium and titanium alloys, specialty steels, super stainless steel, exotic alloys, which include zirconium, hafnium and niobium, tungsten materials, and highly engineered strip and Precision Rolled Strip(R) products. In addition, we produce commodity specialty materials such as stainless steel sheet and plate, silicon and tool steels, and forgings and castings. The Allegheny Technologies website can be found at www.alleghenytechnologies.com.


    CONTACT: Allegheny Technologies Incorporated
             Dan L. Greenfield, 412-394-3004